EXHIBIT 2.5

DESCRIPTION OF SECURITIES REGISTERED

UNDER SECTION 12 OF THE U.S. SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Capitalized terms used but not defined herein have the meanings given to them in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 to which this Exhibit 2.5 is an exhibit (the “Annual Report”)

As of December 31, 2024, Embraer S.A. (“we,” “our” or the “Company”) had the following series of securities registered pursuant to Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Table	Title of each class:	Trading Symbol	Name of each exchange on which registered
I	Common shares, without par value	—	New York Stock Exchange*

II	American Depositary Shares (evidenced by American Depositary Receipts), each representing four common shares	ERJ	New York Stock Exchange

*	Not for trading purposes, but only in connection with the trading on the New York Stock Exchange of American Depositary Shares representing those common shares.

I.	Common Shares

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our bylaws and Brazilian corporate law. This description does not purport to be complete and is qualified by reference to our bylaws (an English translation of which we have filed with the SEC) and to Brazilian corporate law.

A copy of our bylaws is attached to our Annual Report as Exhibit 1.1. We encourage you to read our bylaws and the applicable sections of our Annual Report for additional information.

Share Capital

As of the date of our Annual Report, we had a total authorized capital of 1,000,000,000 shares, of which 740,465,044 common shares were issued, including one special “golden share” held by the Brazilian government, and 733,566,139 common shares are outstanding. The golden share provides the Brazilian government with veto rights in certain specific circumstances. Our common shares are publicly traded in Brazil on the B3, under the ticker symbol EMBR3.

There have been no significant changes in percentage ownership by any major shareholder in the past three years. As of December 31, 2024, we had over 75,400 holders of common shares, including common shares in the form of ADSs. As of December 31, 2024, an aggregate of 17,226 ADSs were held by 140 record holders, including The Depository Trust Company in the United States.

Changes to our Share Capital

Our bylaws authorize the issuance of up to 1,000,000,000 common shares by a resolution of the board of directors, irrespective of any amendment to our bylaws and of shareholder approval.

Each of our shareholders has a general preemptive right to subscribe for shares in the event of any capital increase, or securities convertible into shares, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock. For additional information on the preemptive rights assigned to our shareholders, see “—Preemptive Rights.”

The golden share entitles the Brazilian government to veto any proposed change in the bylaws relating to the rights afforded to the golden share, among other things. For additional information on the golden share, see “—Voting Rights—Golden Share”.

Our bylaws provide that our capital stock shall be divided exclusively into common shares.

Changes to rights granted to common shares under our bylaws would generally require an amendment to our bylaws. Under the Brazilian Corporate Law, an amendment to our bylaws requires shareholder approval in a shareholders’ meeting. Changes to our bylaws would generally require approval by a simple majority vote of holders of common shares, except for matters that require the approval of shareholders representing at least one-half of the issued and outstanding voting shares or for matters subject to the approval of our golden share. For additional information on qualified quorum matters and on voting rights relating to the golden share, see “—Voting Rights—Qualified Quorum Matters” and “—Voting Rights—Golden Share,” respectively.

Voting Rights

Each common share is generally empowered with one vote at the general shareholders’ meeting. Pursuant to our bylaws and the B3 listing agreement in connection with the listing of our shares on the Novo Mercado listing segment of B3, we cannot issue shares without voting rights or with restricted voting rights.

The Brazilian Corporate Law and our bylaws require that all our shareholders’ meetings be called by publication of a notice in a newspaper of general circulation in the city where our headquarters are located, in a summarized form and with simultaneous disclosure of the full text of the documents on the page of the same newspaper online, which must provide digital certification of the authenticity of the documents kept on the page issued by a certifying authority accredited by the Brazilian Public Key Infrastructure (ICP-Brazil), currently the O Vale in São José dos Campos, at least 30 days prior to the meeting. In addition, publications are made in another newspaper of general circulation in São Paulo, where the São Paulo Stock Exchange is located, currently the Valor Econômico. The quorum to hold a shareholders’ meetings at first call is the presence of shareholders representing at least 25% of the common shares (except for meetings convened to amend our bylaws or to waive the public tender offer required for delisting from Novo Mercado, which require a quorum of at least two-thirds of the common shares at first call); and at second call the meeting can be held with the presence of any number of shareholders.

According to our bylaws, in order to attend a shareholders’ meeting, a shareholder must show the evidence of ownership of the shares it intends to vote by showing an identification document and a proof of share ownership. Our shareholders may be represented at shareholders’ meetings by a proxy, issued within a one-year period prior to the meeting to (1) one of our directors or officers, (2) a lawyer or (3) a financial institution. Notwithstanding the above, the CVM decided on November 4, 2014 that shareholders that are legal entities may be represented at shareholders’ meetings by their legal representatives or by a duly appointed attorney-in-fact, pursuant to the bylaws and related corporate instruments of the legal entities and pursuant to the Brazilian Civil Code. Investment funds must be represented by their administrator.

Alternatively, the shareholders might participate in a shareholders’ meetings through a remote voting mechanism, which is regulated by CVM Resolution No.80, as amended, and aims to facilitate the participation of shareholders in general meetings either through the vote or through the submission of proposals and candidates for the election of members of the board of directors or fiscal council. For this purpose, this regulation provided the following:

•	the remote voting ballot, through which shareholders may exercise their right to vote prior to the date the shareholders’ meeting is held;

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the possibility of inclusion of candidates and proposals of deliberation of minority shareholders in that bulletin, with due observance of certain percentages of equity interest, in order to facilitate shareholders’ participation in shareholders’ meetings; and

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the deadlines, procedures and ways of sending this bulletin, which may be forwarded by the shareholder: (a) to the custodian (if the shares held by the shareholder are kept at a centralized deposit) or; (b) to the book-entry agent of the shares issued by the company (if such shares are not kept at a centralized deposit); or (c) directly to the company.

According to the Brazilian Corporate Law, the common shares are entitled to dividends in proportion to their share of the amount available for distribution. For additional information on payment of dividends on our shares, see “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” of our Annual Report. In addition, upon any liquidation of the company, the common shares are entitled to return of capital in proportion to their share of our shareholders’ equity.

According to the Brazilian Corporate Law, neither our bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and proportionally in any remaining residual assets in the event of liquidation of the company;

•	preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in some specific circumstances under Brazilian law described in “—Preemptive Rights;”

•	the right to supervise our management in accordance with Article 109 of the Brazilian Corporate Law; and

•	the right to appraisal rights in the cases specified in the Brazilian Corporate Law, which are described in “—Redemption and Right of Withdrawal.”

Qualified Quorum Matters

Under the Brazilian Corporate Law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required for the matters described below:

•	reducing the mandatory distribution of dividends;

•	changing our corporate purpose;

•	merging into or consolidating with another company, subject to the conditions set forth in the Brazilian Corporate Law;

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transferring all of our shares to another company or receiving shares of another company in order to make the company whose shares were transferred a wholly owned subsidiary of the other company, known as a merger of shares (incorporação de ações);

•	participating in a centralized group of companies as defined under the Brazilian Corporate Law and subject to the conditions set forth therein;

•	conducting a spin-off;

•	dissolving or liquidating us;

•	canceling any ongoing liquidation of us; or

•	creating preferred shares with greater privileges than the existing shares or changing a priority, preference, privilege or condition of redemption or amortization of preferred shares.

In the event of the last item described above, the approval of shareholders representing the majority of issued and outstanding shares of the affected class would also be required. Our bylaws currently provide that our capital stock shall be divided exclusively into common shares and the only special class is our golden share. For additional information on the golden share, see “—Golden Share.”

Limitations on the Voting Rights of Certain Holders of Common Shares

Our bylaws provide that, at any shareholders’ meeting, no shareholder or group of shareholders, including brokers acting on behalf of one or more holders of ADSs, may exercise votes representing more than 5% of the quantity of shares into which our capital stock is divided. Votes that exceed this 5% threshold will not be considered. For additional information on the limitations on the voting rights of certain holders of common shares, see “Item 10. Additional Information—Memorandum and Articles of Association—Description of Capital Stock—Voting Rights of Shares—Limitations on the Voting Rights of Certain Holders of Common Shares” of our Annual Report.

Limitations on the Voting Rights of Non-Brazilian Shareholders

In accordance with the edital (invitation to bid) issued by the Brazilian government in connection with the privatization of Embraer in 1994, voting participation of non-Brazilian holders of Embraer common shares was limited to 40% of Embraer common shares votes at a shareholders’ meeting.

Our bylaws provide that, at any shareholders’ meeting, non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than two-thirds of the total votes of all of the Brazilian shareholders present at the meeting. The total number of votes that may be exercised by Brazilian shareholders and by non-Brazilian shareholders will be assessed after giving effect to the 5% voting limitation described above in “—Limitations on the Voting Rights of Certain Holders of Common Shares.” Votes of non-Brazilian shareholders that exceed this two-thirds threshold will not be considered. If the total vote of non-Brazilian shareholders at any shareholders’ meeting exceeds two-thirds of the votes that may be exercised by the Brazilian shareholders present at such meeting, the number of votes of each non-Brazilian shareholder will be proportionately reduced so that the total vote of non-Brazilian shareholders does not exceed two-thirds of the total votes that can be exercised by Brazilian shareholders present at the shareholders’ meeting.

For additional information on the limitations on the voting rights of non-Brazilian shareholders, see “Item 10. Additional Information—Memorandum and Articles of Association—Description of Capital Stock—Voting Rights of Shares—Limitations on the Voting Rights of Non-Brazilian Shareholders” of our Annual Report.

Golden Share

The golden share is held by the Federative Republic of Brazil. The golden share is entitled to the same voting rights as the holders of common shares. In addition, the golden share entitles the holder thereof to veto rights over the following corporate actions:

•	change of our name and corporate purpose;

•	modification and/or application of our logo;

•	creation and/or alteration of military programs (whether or not involving Brazil);

•	development of third-party skills in technology for military programs;

•	discontinuance of the supply of spare parts and replacement parts for military aircraft;

•	transfer of our control;

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any amendments to the list of corporate actions over which the golden share carries veto rights, including the right of the Brazilian government to appoint one acting member to our board of directors and the right of our employees to appoint two acting members to our board of directors and to the rights conferred to the golden share; and

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changes to certain provisions of our bylaws pertaining to voting restrictions, rights of the golden share and the mandatory tender offer requirements applicable to holders of 35% or more of our outstanding shares.

The matters listed above are subject to prior approval by our board of directors, followed by prior notices to the Brazilian government and to the Brazilian Ministry of Finance. Within 30 days from the notice, the Brazilian government, as holder of the golden share, may exercise its veto rights. After such period or the pronouncement from the Brazilian government, the board of directors shall meet. In case of rejection of the Brazilian government, the board of directors shall reconsider the previous resolution. In case of approval or in the absence of a response from the Brazilian government within the 30-day period, the previous resolution will be ratified and will be deemed to have been approved by our board of directors. In certain cases, pursuant to our bylaws or applicable law, the matter must be subject to approval at a shareholders’ meeting, and the Brazilian government shall also be entitled to exercise its veto rights related to that matter.

Shareholders’ Agreement

Our bylaws prohibit any shareholder or group of shareholders from exercising voting control over us.

Redemption and Right of Withdrawal

The Brazilian Corporate Law provides that, under limited circumstances, a shareholder has the right to withdraw from the company and to receive payment for his shares. This right of withdrawal may be exercised by dissenting shareholders if at least half of voting shares outstanding authorize us to:

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	merge into or consolidate with another company, subject to the conditions set forth in the Brazilian Corporate Law;

•

transfer all of our shares to another company or receive shares of another company in order to make the company whose shares were transferred a wholly owned subsidiary of the other company, known as a merger of shares (incorporação de ações);

•	acquire control of another company at a price which exceeds the limits set forth in the Brazilian Corporate Law;

•	participate in a centralized group of companies as defined under the Brazilian Corporate Law and subject to the conditions set forth therein; or

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conduct a spin-off that results in (i) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (ii) a reduction in the mandatory dividend or (iii) any participation in a centralized group of companies, as defined under the Brazilian Corporate Law.

In addition, if the entity resulting from a merger, merger of shares (incorporação de ações), as described above, or a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which this decision was taken, the dissenting shareholders may also exercise their right of withdrawal.

The dissenting shareholders may exercise the right of withdrawal only in relation to the shares held on the date that is the earliest between the date of the publication of the first call notice for the shareholders’ meeting that approved the resolution giving rise to the right of withdrawal, or the date of publication of the material fact in relation to such resolution.

The Brazilian Corporate Law contains provisions that restrict withdrawal rights and allow companies to redeem their shares at their economic value, subject to certain requirements. As our bylaws currently do not provide that our shares would be redeemable at their economic value, our shares would be redeemable at their book value, determined on the basis of the last statement of financial position approved by the shareholders. If the shareholders’ meeting giving rise to withdrawal rights occurs more than 60 days after the date of the last approved statement of financial position, a shareholder may demand that its shares be valued on the basis of a new statement of financial position that is as of a date within 60 days of such shareholders’ meeting.

According to the Brazilian Corporate Law, in events of consolidation, merger, merger of shares (incorporação de ações), participation in a group of companies, and acquisition of control of another company, the right to withdraw does not apply if the shares in question meet certain tests relating to market liquidity and float. Shareholders would not be entitled to withdraw their shares if the shares are a component of a general stock index and shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class. According to CVM Resolution No. 78, the applicable general stock index is the Ibovespa, of which we are a component.

Preemptive Rights

Each of our shareholders has a general preemptive right to subscribe for shares in the event of any capital increase, or securities convertible into shares, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock. A period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into shares is allowed for exercise of the right, and the right is negotiable. According to the Brazilian Corporate Law and our bylaws, the board of directors may, in its discretion, eliminate the preemptive rights of the shareholders in the event that we issue shares, debentures convertible into shares, or subscription warrants that will be offered either through a stock exchange or in a public offering, or through an exchange of shares in a public offering, the purpose of which is to acquire control of another company, as established by law.

In the event of a capital increase by means of the issuance of new shares, holders of ADSs, or of common shares, would, except under the circumstances described above, have preemptive rights to subscribe to any class of our newly issued shares. However, a holder may not be able to exercise the preemptive rights relating to the common shares underlying the ADSs unless a registration statement under the Securities Act is effective with respect to those shares to which the rights relate or an exemption from the registration requirements of the Securities Act is available. For further information on the risks related to our preemptive rights, see “Item 3. Key Information—3D. Risk Factors—Risks Relating to Our Common Shares and ADSs—Holders of our ADSs might be unable to exercise preemptive rights with respect to the common shares” of our Annual Report.

Dividends and Dividend Policy

Amounts Available for Distribution

At each annual shareholders’ meeting, the board of directors is required to recommend how net profits for the preceding fiscal year are to be allocated. For purposes of the Brazilian Corporate Law, net profits are defined as net income after income taxes and social contribution taxes for the fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our profits, determined under IFRS. In accordance with the Brazilian Corporate Law and our bylaws, the amounts available for dividend distribution are the amounts determined under IFRS in our parent company financial statements. The amount for distribution is equal to our net income after taxes less (or plus):

•	any amounts allocated from the net income after taxes to the legal reserve, and

•	any amounts allocated from the net income after taxes to a contingency reserve for anticipated losses or the reversion of the reserve constituted on previous fiscal years.

We are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for the reserve equals 20% of our capital stock. However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which the legal reserve, when added to our other established capital reserves, exceeds 30% of our capital stock. Net losses, if any, may be charged against the legal reserve. As of December 31, 2024, the balance of our legal reserve was US$207.0 million, which was equal to 13.3% of our capital stock as of such date.

The Brazilian Corporate Law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting. First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years. Any amount so allocated in a prior year must be either reversed in the fiscal year for which the anticipated loss was forecasted if the loss does not in fact occur, or written off in the event that the anticipated loss occurs. Second, the amount for distribution may be limited to the fiscal year’s net profit already realized, and the difference between the amounts shall be allocated to an unrealized revenue reserve. Under the Brazilian Corporate Law, unrealized revenue is defined as the sum of:

•	price-level restatement of statement of financial position accounts;

•	the share of equity earnings of affiliated companies; and

•	profits from installment sales to be received after the end of the next succeeding fiscal year.

According to our bylaws and subject to shareholder approval, our board of directors may allocate to an investment and working capital reserve up to 75% of our parent company adjusted net income after taxes. The reserve may not exceed 80% of our capital stock. The purpose of the investment and working capital reserve is to make investments in fixed assets or increase our working capital. The balance of the investment and working capital reserve may be used:

•	in the deduction of accumulated losses, whenever necessary;

•	in the distribution of dividends, at any time;

•	in the redemption, withdrawal, purchase or open market repurchase of shares, as authorized by law; and

•	to increase our capital, including by means of an issuance of new shares.

We may also grant a participation in our net income to our management and employees. However, the allocation to the investment and working capital reserve or the participation of our management and employees cannot reduce the mandatory distributable amount, as discussed below.

Otherwise, the reserved amounts, except for the contingency reserve and the unrealized revenue reserve that exceeds our capital stock must be used to increase our capital or be distributed as a cash dividend.

The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of the allocations of revenues to or from the unrealized revenue reserve. The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian Corporate Law method. We have not established a contingency reserve.

Revenue reserves are established in accordance with Brazilian corporate law and our bylaws. These reserves are calculated and recorded based on earnings determined as if Brazilian reais were the presentation currency. Dividend distributions are also determined in accordance with Brazilian laws and regulations and are determined as if Brazilian reais were the presentation currency.

As of December 31, 2023, taking into account the presentation currency in Brazilian reais, as determined by such laws and regulations, we had accumulated losses attributable to the owners of the Company in the amount in reais equivalent to US$329.1 million and due to those recorded losses, we did not distribute nor pay dividends in the fiscal years ended December 31, 2023.

In the year ended December 31, 2024, we fully offset our accumulated losses against our income for the year attributable to the owners of the Company in an amount of R$1,593.1 million. As such as of December 31, 2024, we net income distributable as dividends (after accounting for accumulated losses absorption, constitution of the legal reserve and replenishment of the government grants reserve) in an amount of R$205.7 million, equivalent to US$33.2 million. For further information, see note 28.5 to our 2024 audited consolidated financial statements in our Annual Report.

Mandatory Distribution

The Brazilian Corporate Law generally requires that the bylaws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by the corporation for each fiscal year that dividends must be distributed to shareholders, also known as the mandatory distributable amount. Under our bylaws, the mandatory distribution is based on a percentage of adjusted net income, not lower than 25%, and not on a fixed monetary amount per share. The Brazilian Corporate Law, however, permits a publicly held company to suspend the mandatory distribution of dividends if the board of directors and fiscal council report presented at the shareholders’ meeting indicate that the distribution would be inadvisable in view of Embraer’s financial condition. This suspension is subject to approval of holders of common shares. In this case, the board of directors shall file a justification for the suspension with the CVM. Profits not distributed by virtue of the suspension will be attributed to a special reserve and, if not absorbed by subsequent losses, will be paid as dividends as soon as the financial condition of the corporation permits the payments.

Payment of Dividends

We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders’ meeting by the end of the fourth month after the end of each fiscal year at which, among other things, the shareholders have to decide on the payment of an annual dividend. The payment of annual dividends is based on our parent company financial statements prepared under IFRS for the relevant fiscal year. Brazilian companies, including us, are permitted to make a special distribution to shareholders referred to as interest on shareholders’ equity, which may be distributed in lieu of dividends as part of the mandatory distributable amount. Payments of interest on shareholders’ equity are treated as a tax-deductible expense for IRPJ and CSLL purposes. Under the Brazilian Corporate Law, dividends generally are required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared. A shareholder has a three-year period from the dividend payment date to claim dividends (or payments of interest on shareholders’ equity) in respect of its shares, after which the amount of the unclaimed dividends reverts to the Company.

The Brazilian Corporate Law allows a company to pay interim dividends out of preexisting and accumulated profits determined under IFRS for the preceding fiscal year or semester, based on financial statements approved by its shareholders. According to our bylaws, the shareholders may declare, at any time, interim dividends based on the preexisting and accumulated profits, provided that the mandatory dividend has already been distributed to the shareholders. Our bylaws also permit us to prepare financial statements semiannually and for shorter periods. Our board of directors may approve the distribution of dividends calculated with reference to those financial statements, even before they have been approved by the shareholders. However, the dividends cannot exceed the amount of capital reserves.

In general, shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil. The common shares underlying our ADSs will be held in Brazil by Banco Itaú S.A., as custodian and agent for the depositary (the “Custodian”), which will be the registered owner on the records of the registrar for our shares. Our current registrar is Itaú Corretora de Valores S.A. The depositary electronically registers the common shares underlying our ADSs with the Central Bank and, therefore, is able to have dividends, sales proceeds or other amounts with respect to these shares eligible to be remitted outside Brazil.

Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the Custodian on behalf of the depositary, which will then convert the proceeds into U.S. dollars and will cause the U.S. dollars to be delivered to the depositary for distribution to holders of ADSs. Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including the holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995. For additional information on Brazilian taxes, see “Item 10. Additional Information—10E. Taxation—Material Brazilian Tax Consequences” of our Annual Report.

History of Dividend and Interest on Shareholders’ Equity Payments and Dividend Policy

Law No. 9,249, dated December 26, 1995, as amended, provides for distribution of interest on shareholders’ equity as an alternative form of payment to shareholders and treats those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits. These distributions may be paid in cash. The interest is limited to the daily pro rata variation of the TJLP (long term interest rate) and cannot exceed the greater of:

•

50% of net income (after the deduction of social contribution on net profits, but before taking into account the provision for corporate income tax and the amounts attributable to shareholders as net interest on shareholders’ equity) for the period in respect of which the payment is made; or

•	50% of the sum of retained profits and profit reserves as of the beginning of the period in respect of which the payment is made.

Any payment of interest on shareholders’ equity to holders of ADSs or common shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% or 25% if the beneficiary is resident in a tax haven jurisdiction, that is, a country or location that does not impose any income tax or which imposes the tax at a maximum rate of less than 20%, or in which the domestic legislation imposes restrictions on the disclosure of the shareholding composition or the ownership of the investment. For additional information on Brazilian taxes, see “Item 10. Additional Information—10E. Taxation—Material Brazilian Tax Consequences” of our Annual Report. The amount paid to shareholders as interest on shareholders’ equity, net of any withholding tax, may be included as part of any mandatory distributable amount.

Under Brazilian law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received by them, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on shareholders’ equity, plus the amount of declared dividends, is at least equal to the mandatory distributable amount. When we distribute interest on shareholders’ equity, and that distribution is not accounted for as part of the mandatory distribution, Brazilian withholding tax will apply. All payments to date were accounted for as part of the mandatory distribution.

No dividends nor interest on shareholders’ equity were approved, and no such payments were made, in the years ended December 31, 2023 and 2022. At our annual general meeting to be held on April 29, 2025, our shareholders will vote the proposal for dividend distribution in amount of R$51.4 million equivalent to US$8.3 million, with respect to profits generated in the year ended December 31, 2024. For additional information, see “—Mandatory Distribution” above and note 28.5 to our 2024 audited consolidated financial statements in our Annual Report.

Brazilian Corporate Law and our bylaws require us to establish revenue reserves, which must be calculated and recorded based on financial statements in Brazilian reais, which is our presentation currency, instead of financial statements in U.S. dollar, which is our functional currency. Additionally, dividend distributions must align with financial statements in Brazilian reais. As of December 31, 2023, accumulated losses attributable to controlling shareholders of the Company amounted to R$1,593.1 million. As of December 31, 2024, income for the year attributable to controlling shareholders of the Company amounted to R$1,918.9 million.

We also have a government grants reserve, which was formed under article 195-A of the Brazilian Corporate Law. This reserve includes the appropriation of the portion of accumulated profits resulting from government incentives received by us, which cannot be distributed to shareholders in the form of dividends. The government grants reserve is recognized in our income statement under the same expense item to which the grant refers, and it is not included in the calculation basis for mandatory dividends.

Our legal reserve corresponds to an annual allocation of 5% of our net income for the year and cannot exceed 20% of the share capital or 30% in the sum of this reserve and capital reserves pursuant to the Brazilian Corporate Law and our bylaws.

Our reserve for investments and working capital has the purpose of: (i) ensuring resources for investments in permanent assets without prejudice to profit retention under the terms of article 196 of Law No. 6,404 of December 15, 1976; (ii) reinforcing our working capital plans; (iii) being used in the context of redemption, reimbursement or acquisition of shares in the Company’s capital stock and (iv) being distributed to the Company’s shareholders.

We intend to declare and pay dividends and/or interest on shareholders’ equity, as required by the Brazilian Corporate Law and our bylaws. Our board of directors may approve the distribution of dividends and/or interest on shareholders’ equity, calculated based on our semiannual or quarterly financial statements. The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of the majority of the holders of our common shares. The amount of any distributions will depend on many factors, including our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our board of directors and shareholders. Within the context of our tax planning, we may in the future continue to determine it is in our benefit to distribute interest on shareholders’ equity.

Form and Transfer

As our shares are in registered book-entry form, the transfer of shares is governed by the rules of Article 35 of the Brazilian Corporate Law. This article provides that a transfer of shares is effected by an entry made by BTG Pactual Serviços Financeiros S.A. DTVM, also known as the registrar, in its books, by debiting the share account of the transferor and crediting the share account of the transferee. BTG Pactual Serviços Financeiros S.A. DTVM also performs all the services of safe-keeping and transfer of shares and related services for us.

Transfers of shares by a non-Brazilian shareholder are made in the same way and entered into by that shareholder’s local agent on the shareholder’s behalf except that if the original investment was registered with the Central Bank pursuant to Resolution No. 4,373, the foreign investor must also seek amendment, if necessary, through its local agent, of the electronic registration to reflect the new ownership.

The B3 operates as a central clearing system. A holder of our shares may choose, in its discretion, to participate in this system and all shares elected to be put into this system will be deposited in the custody of the B3 (through a Brazilian institution duly authorized to operate by the Central Bank and having a clearing account with the B3). The fact that those shares are held in the custody of the B3 will be reflected in our register of shareholders. Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the B3 and will be treated in the same way as registered shareholders.

Disclosure of Significant Interest

Brazilian Requirements

Brazilian law provides that all shareholders or groups of shareholders will be required to disclose, through notice to us and to the stock exchanges on which our securities are traded, the negotiation of securities that results in the shareholder surpassing or decreasing the thresholds of 5%, 10%, 15%, and so on, of participation in a certain class or type of share representative of a company’s capital stock. In addition, our bylaws provide that all shareholders or groups of shareholders will be required to disclose, through notice to us and to the stock exchanges on which our securities are traded, the acquisition of shares that, together with those already held by them, exceed 5% of our capital stock. A violation of these disclosure obligations could result in the suspension of rights, including voting rights, by a resolution of shareholders at a shareholders’ meeting.

Certain U.S. Legal Requirements

In addition, the Exchange Act imposes reporting requirements on shareholders or groups of shareholders who acquire beneficial ownership (as this term is defined under Rule 13d-3 of the Exchange Act) of more than 5% of our common shares. In general, shareholders must file, within five business days after the acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under the Exchange Act. This information is also required to be sent to us and to each U.S. securities exchange on which our common shares are traded. Shareholders should consult with their own legal advisor regarding their reporting obligations under the Exchange Act.

Mechanism to Promote Dispersed Ownership of Our Shares

Our bylaws contain provisions that have the effect of avoiding concentration of our shares in the hands of an investor or a small group of investors in order to promote more dispersed ownership of our shares. To this end, these provisions place certain obligations on a shareholder or group of shareholders that becomes a holder of 35% or more of our total capital stock, or an Acquiring Shareholder. Not later than 15 days after a shareholder becomes an Acquiring Shareholder, this shareholder must submit a request to the Brazilian government, through the Ministry of Finance, to make a public tender offer to acquire all of our capital stock. The Brazilian government will have full discretion to accept or deny this request. The Acquiring Shareholder may not purchase any additional shares until the Brazilian government provides its opinion on the public offer. If the request is accepted by the Brazilian government, the Acquiring Shareholder must make a public offer for all shares within 60 days of acceptance. The offer must be made in accordance with the CVM and the B3 regulations and the provisions of our bylaws. If the request is denied by the Brazilian government, the Acquiring Shareholder must sell all shares the Acquiring Shareholder owns in excess of 35% of our total capital stock within 30 days. Failure to comply with these provisions will subject the Acquiring Shareholder to the potential suspension of all voting rights inherent to the shares the Acquiring Shareholder holds, if a resolution to this effect is approved at a general meeting of our shareholders called by our management. These provisions are not applicable to shareholders who become holders of 35% or more of our total capital stock in certain transactions specified in our bylaws as, for example, cancellation of our common shares held in treasury.

The public tender offer must be (i) directed to all of our shareholders, (ii) made through an auction to take place on the B3, (iii) launched at a set price calculated in accordance with the procedure set forth below, (iv) paid upfront, in reais, (v) made so as to assure equal treatment to all shareholders, (vi) irrevocable and not subject to any changes after publication of the bidding offer and (vii) based on a valuation report to be prepared in accordance with the rules set forth in our bylaws and in applicable CVM rules and regulations.

The price to be offered for the shares in the public tender offer will be calculated as follows:

Tender Offer Price = Value of the Share + Premium,

where:

•	“Tender Offer Price” corresponds to the acquisition price for each share issued by us in the public offering of shares provided hereunder.

•	“Value of the Share” corresponds to the greater of:

(i)	the highest unit quotation obtained for the shares issued by us during the 12-month period prior to the tender offer among values recorded on any stock exchange on which the shares were traded;

(ii)	the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the tender offer, for a share or tranche of shares issued by us;

(iii)	the amount equivalent to 14.5 times our Consolidated Average EBITDA, as defined below, reduced by our net consolidated indebtedness, divided by the total number of shares issued by us; or

(iv)

the amount equivalent to 0.6 times the amount of our firm backlog orders, according to the last information disclosed by the latter, reduced by our net consolidated indebtedness, divided by the total number of shares issued by us.

•	“Premium” corresponds to 50% of the Value of the Share.

•

“Consolidated EBITDA” is our consolidated operating profit before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the audited statements for our most recent complete fiscal year.

•	“Average Consolidated EBITDA” is the arithmetic average of our consolidated EBITDA for the two most recent complete fiscal years.

The launch of a public tender offer does not preclude us or any of our shareholders from launching a competing public tender offer, in accordance with applicable regulations.

II.	American Depositary Shares

J.P. Morgan Chase Bank, N.A., as depositary (the “Depositary”), registers and delivers American depositary shares (“ADSs”) of the Company. Each ADS represents four common shares (or rights to receive shares) (the “Shares”, and together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the “Deposited Securities”) of the Company, deposited under the Deposit Agreement dated as of July 20, 2000, as last amended and restated as of November 18, 2019 (as amended from time to time, the “Deposit Agreement”) among the Company, the Depositary and all holders and beneficial owners from time to time of American depositary receipts issued thereunder (“ADRs”).

The Depositary’s office at which the ADSs are administered and its principal executive office are located at 383 Madison Avenue, Floor 11, New York, New York 10017.

We do not treat ADS holders as one of our shareholders and they do not have shareholder rights. Brazilian law governs shareholder rights. The Depositary is the holder of the common shares underlying the ADSs. As a registered holder of ADSs, ADS holders have ADS holder rights. The Deposit Agreement sets out ADS holder rights as well as the rights and obligations of the Depositary. New York law governs the Deposit Agreement and the ADSs.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of ADR, both of which are filed as Exhibit 2.1 to the Annual Report. Capitalized terms used and undefined in the description below or in the Annual Report shall have the meaning ascribed to them in the Deposit Agreement.

(1) Issuance of ADRs. The ADRs are issued pursuant to the terms of the Deposit Agreement. Subject to the terms of the Deposit Agreement, the Depositary may so issue ADRs for delivery at the Transfer Office (as defined in the Deposit Agreement) only against deposit of: (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar, transfer agent, clearing agent or other entity recording Share ownership or transactions. In its capacity as Depositary, the Depositary shall not lend Shares or ADSs.

Every person depositing Shares under the Deposit Agreement represents and warrants that (a) such Shares and the certificates therefor are duly authorized, validly issued and outstanding, fully paid, nonassessable and legally obtained by such person (b) all pre-emptive and comparable rights, if any, with respect to such Shares have been validly waived or exercised, (c) the person making such deposit is duly authorized so to do, (d) the Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim and (e) such Shares (A) are not “restricted securities” as such term is defined in Rule 144 under the Securities Act of 1933 (“Restricted Securities”) unless at the time of deposit the requirements of paragraphs (c), (e), (f) and (h) of Rule 144 shall not apply and such Shares may be freely transferred and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933. To the extent the person depositing Shares is an “affiliate” of the Company as such term is defined in Rule 144, the person also represents and warrants that upon the sale of the ADSs, all of the provisions of Rule 144 which enable the Shares to be freely sold (in the form of ADSs) will be fully complied with and, as a result thereof, all of the ADSs issued in respect of such Shares will not be on the sale thereof, Restricted Securities. Such representations and warranties shall survive the deposit and withdrawal of Shares and the issuance and cancellation of ADSs in respect thereof and the transfer of such ADSs. The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered. The Depositary may refuse to accept for such deposit any Shares identified by the Company in order to facilitate compliance with the requirements of the laws, rules and regulations of the United States, including, but not limited to, Securities Act of 1933 and the rules and regulations promulgated thereunder.

(2) Withdrawal of Deposited Securities. Holders of ADRs will be entitled to withdraw the Deposited Securities at any time subject only to the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933, including (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any laws or governmental regulations relating to the ADRs or the withdrawal of Deposited Securities. Subject to paragraphs (4) and (5), upon surrender of (i) a certificated ADR in a form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at, or to the extent in dematerialized form from, the Custodian’s office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR. At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.

(3) Transfers of ADRs. The Depositary or its agent will keep, at a designated transfer office (the “Transfer Office”), (a) a register (the “ADR Register”) for the registration, registration of transfer, combination and split-up of ADRs, and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs. The term ADR Register includes the Direct Registration System. Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes and neither the Depositary nor the Company will have any obligation or be subject to any liability under the Deposit Agreement or any ADR to any beneficial owner of an ADS, unless such beneficial owner is the Holder hereof. Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it or, in the case of the issuance book portion of the ADR Register, when reasonably requested by the Company solely in order to enable the Company to comply with applicable law or regulations of the CVM. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4) Certain Limitations. Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require: (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are deemed desirable by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Central Bank or CVM.

The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

(5) Liability for Taxes, Duties and Other Charges. If any tax or other governmental charge shall become payable by or on behalf of the Custodian or the Depositary with respect to the ADR, any Deposited Securities represented by the ADSs or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary, and by holding or having held this ADR or any ADSs evidenced hereby, the Holder and all beneficial owners hereof and thereof, and all prior Holders and beneficial owners hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge. The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the first sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made. The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities, and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and, if appropriate, shall reduce the number of ADSs to reflect any such sales of Shares and shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such tax or other governmental charge. In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian. If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto. Each Holder and beneficial owner of ADSs agrees to indemnify the Depositary, the Company, the Custodian and any of their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained. The obligations of Holders and beneficial owners of ADSs under this paragraph (5) shall survive any transfer of ADSs, any surrender of ADSs, the withdrawal of Deposited Securities and any termination of the Deposit Agreement.

(6) Disclosure of Interests. Holders and holders of interests in ADSs will be subject to the provisions of the Company’s Articles of Incorporation, to Instruction No. 358/02 of the CVM (“Instruction No. 358/02”) and any other regulations of Brazil or the U.S. securities laws relating to disclosure of interests in Shares. To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for other rights to enforce such disclosure or limits, Holders and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary’s compliance with any Company instructions in respect thereof, and the Depositary will use reasonable efforts to comply with such Company instructions. The Company reserves the right to instruct Holders (and through any such Holder, the beneficial owners of, or in, ADSs evidenced by the ADRs registered in such Holder’s name) to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal directly with the Holder and/or beneficial owner thereof as a holder of Shares and Holders and beneficial owners agree to comply with such instructions.

(7) Charges of Depositary. The Depositary may charge, and collect from, each person to whom ADRs are issued against deposits of Shares, including deposits in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), and each person surrendering ADRs for withdrawal of Deposited Securities, U.S.$5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered. The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The Holders, the beneficial owners of, or in, ADSs, any party depositing or withdrawing Shares or any party surrendering ADSs and/or to whom ADSs are issued are also subject to additional charges, as set forth in the Deposit Agreement. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), and (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities). Subject to certain terms and fees, to facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the Depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the Depositary on ADR.com.

(8) Available Information. The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both received by the Custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office. The Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the “Commission”). Such reports and other information may be inspected and copied through the Commission’s EDGAR system or at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9) Execution. This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary. The Depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York.

(10) Distributions on Deposited Securities. Subject to paragraphs (4) and (5), and any restrictions imposed by Brazilian law, regulation or applicable permit, to the extent practicable, the Depositary will distribute to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder’s address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder’s ADRs: (a) Cash. Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) (“Cash”), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary may, in its discretion, apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable including, without limitation, Central Bank registration. (b) Shares. (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a “Share Distribution”) and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights. (i) Warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities (“Rights”), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse). (d) Other Distributions. (i) Securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights (“Other Distributions”), by any means that the Depositary, after consultation with the Company if practicable, may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash. The Depositary reserves the right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary contemplated above and/or under paragraph (7) hereof. Any U.S. dollars available will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the Depositary in accordance with its then current practices. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

(11) Conversion of Foreign Currency. Whenever the Depositary or the Custodian shall receive foreign currency, as a Cash dividend or Other Distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars which can, at the time of receipt thereof, be transferred to the United States, the Depositary shall, as promptly as practicable, convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S. dollars (net of its charges and expenses in effecting such conversion) to the United States. Such U.S. dollars shall be distributed as promptly as practicable to the Holders entitled thereto or, if the Depositary shall have distributed any warrants or other instruments that entitle the holders thereof to such U.S. dollars, then to the holders of such warrants or instruments, as applicable, upon surrender thereof for cancellation. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Holders on account of exchange restrictions or otherwise. If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, including without limitation, Central Bank registration, the Depositary shall, at the written request of the Company, unless prohibited pursuant to applicable law or otherwise impracticable in the reasonable opinion of the Depositary, file such application for approval or license, if any, as it shall deem practicable; provided, however that the Depositary shall be entitled to rely upon Brazilian local counsel in such matters, which counsel shall be instructed to act as promptly as possible. The Company shall not be obliged to make any such filing on behalf of the Depositary. If at any time the Depositary shall determine that in its reasonable judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary may, subject to applicable laws and regulations, and after consultation with the Company, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for the respective accounts of, the Holders entitled to receive the same; provided, however, that if requested in writing by a Holder entitled thereto, the Depositary may, in its discretion, distribute the foreign currency, as promptly as practicable. If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some but not all of the Holders entitled thereto, the Depositary shall make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may either so distribute or hold such balance (without liability for interest thereon) for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable; provided, however, that if requested in writing by a Holder entitled thereto and permitted by applicable law, the Depositary may, in its discretion, distribute the foreign currency, as promptly as practicable.

(12) Record Dates. The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be responsible for the fee assessed by the Depositary for administration of the ADR program and for any expenses provided for in paragraph (7) hereof as well as for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such Holders shall be so entitled or obligated.

(13) Voting of Deposited Securities. As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, the Depositary, upon the written request of the Company, shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials, (b) that each Holder on the record date set by the Depositary therefor will be entitled, subject to any applicable provisions of Brazilian law, the Company’s Articles of Incorporation and the provisions hereof to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (c) the manner in which such instructions may be given. There is no guarantee that Holders and beneficial owners of interests in ADSs generally or any Holder or beneficial owners of interests in ADSs in particular will receive the Voting Notice with sufficient time to enable such Holder or beneficial owner of interests in ADSs to return any voting instructions to the Depositary in a timely manner. Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs in accordance with such instructions. The Depositary will not itself exercise any voting discretion in respect of any Deposited Security.

(14) Changes Affecting Deposited Securities. Subject to paragraphs (4) and (5), the Depositary may, in its discretion, amend this ADR or distribute additional or amended ADRs (with or without calling this ADR for exchange) or cash, securities or property on the record date set by the Depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any Share Distribution or Other Distribution not distributed to Holders or any cash, securities or property available to the Depositary in respect of Deposited Securities from (and the Depositary is hereby authorized to surrender any Deposited Securities to any person and, irrespective of whether such Deposited Securities are surrendered or otherwise cancelled by operation of law, rule, regulation or otherwise, to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company. To the extent the Depositary does not so amend this ADR or make a distribution to Holders to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS evidenced by this ADR shall automatically represent its pro rata interest in the Deposited Securities as then constituted.

(15) Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, rule or regulation of the United States, Brazil or any other country or jurisdiction or of any other governmental or regulatory authority or stock exchange or the Company’s charter, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or the ADR; (b) assume no liability except to perform its obligations (other than those directly related to the handling of Deposited Securities and Cash) to the extent they are specifically set forth in the ADR and the Deposit Agreement without gross negligence or willful misconduct; (c) in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or this ADR; (d) in the case of the Company and its agents hereunder (other than the Depositary) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and (e) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it in good faith to be competent to give such advice or information.

(16) Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary. The Depositary may, after consultation with the Company, appoint substitute or additional Custodians and the term “Custodian” refers to each Custodian or all Custodians as the context requires.

(17) Amendment. Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders. Every Holder of an ADR and beneficial owner of ADSs at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

(18) Termination. The Depositary may, and shall at the written direction of the Company, terminate the Deposit Agreement and the ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination, subject to certain conditions. After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and the ADR, except to advise Holders of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered. After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash. After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents.